Exhibit 99.1

48416 - 144th St. PO Box 356 Big Stone City, SD 57216 Poetenergy.com PHONE: 605.862.7902 FAX: 605.862.7904

November 19, 2008

Dear Investor,

During the last few months we have seen a dramatic change in our country’s economic stability causing our country to go through one of the worst economic crises in recent history.  This crisis is having an impact on all industries; no one is immune to its effect.  The ethanol market has definitely seen better times.  We are experiencing a time of volatile commodity prices and abundant supplies of ethanol.

POET anticipated these volatile market times and prepared accordingly, positioning us in a stable position to weather the storm.  We prepared for these times by executing our risk management processes and exploiting POET’s one of a kind business model to lead the way through these times and succeed.  So as we are hearing news about ethanol plants closing their doors, and cancelling construction of new plants, we have built up capital, strengthened our balance sheet and positioned ourselves for long term success.

POET’s unique business model and twenty plus years of experience is helping us get through these challenging times.  Our year to date financial performance reflects the impacts of high corn prices, a surplus of ethanol, low ethanol prices and impacts from severe market volatility.  However, with the unusual fluctuations in grain prices we have had to increase plant liquidity to meet increased inventory costs, short term margin calls, and negative margins at times, limiting our ability to pay dividends.  While it isn’t prudent for us to pay dividends at this time due to tight margins and market volatility, rest assured the cash we are generating is safe and will be available for dividends at some time in the future.

The future remains bright.  Our country needs ethanol now more than ever before.  In addition to lowering the cost of fuel at the pump by $0.29 - $0.40 per gallon, the opportunity to dramatically reduce our dependence on foreign oil and global warming is remarkable.  Although we continue to import far more oil than we should from nations that wish to harm us, we are making progress.  Today, the U.S. ethanol industry is producing more ethanol than the gasoline equivalent of what we import from every country other than Canada.  This is a huge step toward our country’s goal to become energy independent.

One issue that is slowing our industry growth at present is the current “regulatory cap” that limits ethanol to 10 percent of the market in the U.S.  We, along with POET, are working diligently to raise this cap to at least 15 percent ethanol blends for current automobiles, which would improve our markets and margins significantly while decreasing our country’s reliance on foreign energy and decreasing global warming.

Though we are going through challenging times right now, our commitment towards this industry goes far beyond our imagination.  We are part of a company that is changing the future for our children and grandchildren.  We are working together to free our country from its addiction to foreign oil.  Please do not  forget the contribution you have made toward our country’s energy independence.

POET BIOREFINING – BIG STONE AND NORTHERN GROWERS CONSOLIDATED

BALANCE SHEET AND INCOME STATEMENT AS OF SEPTEMBER 30, 2008 UNAUDITED

Assets
Current Assets	$29,887,911
Property and Equipment	$74,336,517
Other Assets	$342,469
Total Assets	$104,566,897

Liabilities and Equity
Current Liabilities	$13,654,952
Long Term Debt	$42,485,387
Minority Interest	$10,984,949
Members Equity	$37,441,609
Total Liabilities and Equity	$104,566,897

Income Statement YTD
Revenues	$136,928,243
Cost of Sales	$134,577,245
Gross Margin	$2,350,998
Operating Expenses	$5,348,198
Minority Interest in Loss	$643,507
Net Loss	$(2,353.693)

Sincerely,

Blaine J. Gomer, General Manager

POET Biorefining – Big Stone